As filed with the Securities and Exchange Commission on February 9, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 NO. 333-201211

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 NO. 333-204835

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-3 NO. 333-207945

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

Zenith Energy Logistics Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-36168	36-4767846
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3900 Essex Lane

Houston, TX 77027

(713) 395-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dana Love

Secretary

3900 Essex Lane

Houston, TX 77027

(713) 395-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Matthew R. Pacey

Kirkland & Ellis LLP

609 Main Street

Houston, TX 77007

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-3 (the “Registration Statements”), originally filed by Arc Logistics Partners LP, a Delaware limited partnership (as now known as Zenith Energy Logistics Partners LP, the “Partnership”), with the Securities and Exchange Commission:

•	Registration No. 333-201211, filed on Form S-3 on December 22, 2014, pertaining to the registration of an indeterminate number of common units representing limited partner interests (“Common Units”) that may be issued from time to time up to $500,000,000 in aggregate offering price and 68,617 Common Units that may be sold in one or more secondary offerings by the selling unitholder;

•	Registration No. 333-204835, filed on Form S-3 on June 9, 2015, pertaining to the registration of 4,520,795 Common Units that be sold in one or more secondary offerings by the selling unitholder; and

•	Registration No. 333-207945, filed on Form S-3 on November 12, 2015, pertaining to the registration of 1,745,669 Common Units that be sold in one or more secondary offerings by the selling unitholder.

On August 29, 2017, the Partnership, Arc Logistics Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (as now known as Zenith Energy Logistics Partners GP LLC), Lightfoot Capital Partners, LP (“LCP LP”), a Delaware limited partnership, Lightfoot Capital Partners GP LLC, a Delaware limited liability company and the general partner of LCP LP, Zenith Energy U.S., L.P. (“Parent”), a Delaware limited partnership, Zenith Energy U.S. GP, LLC, a Delaware limited liability company and the general partner of Parent, Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company (“Holdings”) and Zenith Energy U.S. Logistics, LLC, a Delaware limited liability company (“Merger Sub”) and a subsidiary of Holdings, entered into the Agreement and Plan of Merger, providing for the merger of the Partnership with and into Merger Sub (the “Merger”). The Merger closed on December 21, 2017.

As a result of the completion of the Merger, the Partnership has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Partnership in the Registration Statements to remove from registration, by means of post-effective amendment, any of the securities that had been registered that remain unsold at the termination of such offering, the Partnership hereby removes from registration all of such securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has duly caused this post-effective amendment to the registration statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 9, 2018.

ZENITH ENERGY LOGISTICS PARTNERS LP

By:	Zenith Energy Logistics GP LLC, its general partner

By:	/s/ Jeffrey R. Armstrong
Name: Jeffrey R. Armstrong
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this post-effective amendment to the registration statements has been signed by the following persons in the capacities indicated on February 9, 2018.

Signature	Title

/s/ Jeffrey R. Armstrong	President and Chief Executive Officer
Jeffrey R. Armstrong	(principal executive officer)

/s/ Carlos Ruiz	Senior Vice President and
Carlos Ruiz	Chief Financial Officer
(principal financial and accounting officer)